SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

ABRAXIS BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ABRAXIS BIOSCIENCE, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

We cordially invite you to attend the 2009 Annual Meeting of Stockholders of Abraxis BioScience, Inc., to be held at the Fairmont Miramar located at 101 Wilshire Boulevard, Santa Monica, California at 10:00 a.m. Pacific Standard Time (registration will begin at 9:30 a.m.), on December 10, 2009, for the following purposes:

1.	Election of Directors. To elect directors to hold office until the 2010 Annual Meeting of Stockholders, or until their successors are elected and qualified.

2.	Ratification and Approval of the Appointment of Independent Registered Public Accounting Firm. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Other Business. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

A Notice of Internet Availability of Proxy Materials was distributed to our stockholders on or about October 30, 2009. Stockholders who owned stock in Abraxis BioScience, Inc. at the close of business on October 16, 2009 may attend and vote at the meeting.

Whether or not you expect to attend the 2009 Annual Meeting of Stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the 2009 Annual Meeting. Instructions are set forth on the enclosed proxy card. Stockholders may vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the 2009 Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

Dr. Patrick Soon-Shiong

Executive Chairman

Los Angeles, California

October 30, 2009

ABRAXIS BIOSCIENCE, INC.

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

PROXY STATEMENT

Internet Availability of Proxy Materials

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On October 30, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

The proxy statement and annual report on Form 10-K for the fiscal year ended December 31, 2008 are available on the Internet at www.amstock.com/proxyservices/viewmaterial.asp?conumber=15651 and our website at www.abraxisbio.com. The information contained on our website is not intended to be, nor shall it be incorporated by reference into, this filing.

General Information

This proxy statement is provided to the stockholders of Abraxis BioScience, Inc. in connection with the solicitation by our board of directors of proxies for use in voting at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). Our 2009 Annual Meeting will be held on December 10, 2009, at the Fairmont Miramar, located at 101 Wilshire Boulevard, Santa Monica, California at 10:00 a.m. Pacific Standard Time, and any adjournment or postponement thereof. Our annual report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 31, 2008, is also provided to you as part of our proxy materials. The shares represented by the proxies received by us properly marked, dated, executed and not revoked will be voted at the 2009 Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the attention of our Corporate Secretary or by attending the 2009 Annual Meeting and voting in person. Attendance at the 2009 Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Solicitation and Voting Procedures

Notice of Internet Availability was first sent by mail to stockholders on or about October 30, 2009. The costs of this solicitation are being borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

The close of business on October 16, 2009 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the 2009 Annual Meeting. As of the close of business on the Record Date, we had approximately 40,107,178 shares of common stock outstanding and entitled to vote at the 2009 Annual Meeting. Holders of common stock on the Record Date will vote at the 2009 Annual Meeting as a single class on all matters, with each holder of common stock entitled to one vote per share held.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the 2009 Annual Meeting. For the election of directors, the candidates receiving the greatest number of affirmative votes will be elected, provided a quorum is present and voting. The affirmative vote by holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, at the 2009 Annual Meeting shall be required to approve Proposal No. 2 being submitted to the stockholders for their consideration.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and therefore are included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares of common stock entitled to vote and therefore do not have the effect of votes in opposition in such tabulations. With respect to Proposal No. 2, which requires the affirmative vote of a majority of the common stock voting together as a class, present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2.

Shares of common stock cannot be voted until a signed proxy card is returned. Any stockholder may change their vote prior to the meeting by revoking their proxy or by submitting a proxy bearing a later date.

We have retained American Stock Transfer & Trust Company to tabulate votes cast by proxy at the 2009 Annual Meeting and one or more of our officers will tabulate votes cast in person at the 2009 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors on the board shall be fixed by our board of directors from time to time. The number of directors is currently fixed at six (6). The board of directors has nominated (i) Patrick Soon-Shiong, M.D., (ii) Kirk K. Calhoun, (iii) Stephen D. Nimer, M.D., (iv) Leonard Shapiro, (v) David S. Chen, Ph.D. and (vi) Leon O. Moulder, Jr. for election to the board of directors until the 2009 annual meeting of stockholders and until each of their successors are duly elected and qualified. Each of the nominees is an incumbent director. The proxies for the 2010 Annual Meeting, however, will not be voted for a greater number of persons than the nominees named. Unless individual stockholders specify otherwise, each returned proxy will be voted for the election of the six (6) nominees who are listed above.

If any of the nominees named above is unable to serve or declines to serve at the time of the 2009 Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The nominees for election have agreed to serve if elected, and our management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the election of each of the nominees named above.

Nominees for Directors

Patrick Soon-Shiong, M.D., 57, has served as our executive chairman and chief executive officer of Abraxis Health since April 2009. Prior to that, Dr. Soon-Shiong served as chairman and chief executive officer from our separation from old Abraxis BioScience (“Old Abraxis”) in November 2007 until April 2009. Dr. Soon-Shiong also served as chief executive officer of APP Pharmaceuticals, Inc. (“New APP”), the successor to Old Abraxis, from November 2007 through May 2008 and served as the chairman of New APP from the separation until the acquisition of New APP by Fresenius SE in September 2008. He was also the chairman and chief executive officer of Old Abraxis from April 2006 through November 2007. Dr. Soon-Shiong also served American Pharmaceutical Partners (“Old APP”) as its president from July 2001 and chief executive officer and chairman of the board of directors from its inception in March 1996. He also served as president, chief financial officer and a director of American BioScience, Inc. (“ABI”) from June 1994 until April 2006 when Old APP and ABI were merged to form Old Abraxis. Dr. Soon-Shiong has devoted his career to developing next-generation technologies to treat patients with life-threatening diseases. Dr. Soon-Shiong performed the first encapsulated islet transplant in a diabetic patient and co-invented Abraxane® and the nab® tumor targeting technology platform. Noted organizations have recognized Dr. Soon-Shiong’s research with numerous national and international awards such as the Association for Academic Surgery Award for Research, the American College of Surgeons Schering Scholar, the Royal College Physicians and Surgeons Research Award, the Peter Kiewit Distinguished Membership in Medicine Award, and the International J.W. Hyatt Award for Service to Mankind. Dr. Soon-Shiong received the 2006 Gilda Club Award for the advancement of cancer medicine and is a recipient of a 2007 Ellis Island Medal of Honor, the Caritas Award from St. John’s Health Center and the 2007 Lifetime Achievement Award from St. Mary’s Medical Center. In 2008, Dr. Soon-Shiong received the Medical Visionary Award from the Pancreatic Cancer Action Network for his work in pancreatic cancer. He is a co-inventor of over 50 issued United States patents and has published more than 100 scientific papers. Dr. Soon-Shiong holds a degree in medicine from the University of the Witwatersrand and a M.Sc. in science from the University of British Columbia. Dr. Soon-Shiong is a fellow of the American College of Surgeons and the Royal College of Physicians and Surgeons of Canada. Dr. Soon-Shiong serves on the Board of Directors of Fresenius Kabi Pharmaceuticals Holding, Inc., the National Institute of Transplantation, the Technology Council for the Center for Cancer Nanotechnology Excellence at Northwestern University, two advisory boards of the RAND Corporation (the Health Board and the Asia Pacific Policy Board), the President’s Council at the RAND Corporation, the Board of Trustees for the Saint John’s Health Center, the Board of the California NanoSystems Institute at UCLA, the advisory board for the Institute for Technology Advancement (ITA) at the UCLA School of Engineering & Applied Science and the Board of Councilors of the USC Viterbi School of Engineering. In 2009, Dr. Soon-Shiong was appointed as Chairman of the Steering Committee of Life Sciences of the X-Prize Foundation, Founding Board member of Dossia Foundation and executive director of the UCLA Wireless Health Institute.

David S. Chen, Ph.D., 61, has served as a director since the separation in November 2007. Dr. Chen previously served as a director of Old Abraxis from June 1998 to the date of the separation. Dr. Chen has been a senior executive vice president of China Development Industrial Bank since February 2004. Dr. Chen also served as president of China Trust Venture Capital Corporation from October 2001 to May 2004 and was the chairman of Cypac Investment Management Limited from 1998-2001. He served as chief executive officer of Central Investment Holdings Company from July 1996 to February 2000, and its chief financial officer from May 1991 to February 1994. Dr. Chen holds a B.S. in agricultural economics from National Taiwan University, a M.B.A. from California State University at Long Beach and a Ph.D. in business administration from Nova University, Florida.

Kirk K. Calhoun, 65, has served as a director since the separation in November 2007. Mr. Calhoun previously served as a director of Old Abraxis from 2002 to the date of the separation. He joined Ernst & Young LLP in 1965 and served as a partner of the firm from 1975 until his retirement in June 2002 where his responsibilities included both area management and serving clients in a variety of industries. Mr. Calhoun is a certified public accountant with a background in auditing and accounting. Mr. Calhoun is also a director of Response Genetics, Inc. Mr. Calhoun holds a B.S. in accounting from the University of Southern California.

Stephen D. Nimer, M.D., 55, has served as a director since the separation in November 2007. Dr. Nimer previously served as a director of Old Abraxis from May 2001 to the date of the separation. Dr. Nimer has been the Chief of the Hematology Service at Memorial Sloan-Kettering Cancer Center since 1993 and Vice Chairman for Faculty Development since 2008. He was head of the Division of Hematologic Oncology from 1996 to 2008. He has also taught medicine at the Cornell University School of Medicine since 1993. Dr. Nimer holds a M.D. from the University of Chicago and a B.S. in biology from Massachusetts Institute of Technology.

Leon (Lonnie) O. Moulder, Jr., 52, has served as vice chairman of our board of directors and our president and chief executive officer since April 2009. Prior to that, Mr. Moulder served as vice chairman of Eisai Corporation of North America from January 2008 until January 2009, following Eisai’s acquisition in January 2008 of MGI PHARMA, INC., where he served as president and chief executive officer from May 2003 through January 2008. Mr. Moulder joined MGI PHARMA in September 1999 as executive vice president and was promoted to president and chief operating officer in May 2002. Prior to MGI PHARMA, he was a member of the founding management team and vice president, business development & commercial affairs of Eligex, Inc., a venture-stage biomedical company, from October 1997 to September 1999. Prior to that, Mr. Moulder served for 16 years in a number of commercial roles for Hoechst Marion Roussel (now Sanofi Aventis) and its predecessor companies. He began his career as a clinical pharmacist. Mr. Moulder was previously a board member of the Biotechnology Industry Organization (BIO) and is a member of the Board of Visitors of the Temple University school of Pharmacy. He earned a bachelor of science degree in pharmacy from Temple University and master of business administration degree from the University of Chicago.

Leonard Shapiro, 81, has served as a director since the separation in November 2007. Mr. Shapiro previously served as a director of Old Abraxis from July 2002 to the date of the separation. He has more than 50 years of business experience as an entrepreneur and founder of Shapco, Inc., a manufacturer and distributor of pipe products, where he has been the chief executive officer since 1960. As chief executive officer of Shapco, Inc., he presided over the firm’s real estate investment activities in addition to its manufacturing and distribution operations. Shapco, Inc., together with its subsidiaries, employs over 300 employees in various locations throughout the western United States.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINEES NAMED ABOVE.

Committees

The board of directors currently has two standing committees: an audit committee and a compensation committee.

Audit Committee. The audit committee currently consists of Kirk K. Calhoun, David S. Chen and Leonard Shapiro, each of whom is “independent” as defined in the NASDAQ Marketplace Rules. Kirk Calhoun is currently the chairman of the audit committee. The board of directors has determined that Mr. Calhoun meets the SEC’s definition of “audit committee financial expert” based on his prior experience as a partner of a major public accounting firm.

The audit committee, among other things, reviews our financial reporting process and the integrity of our financial statements, the system of internal controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The audit committee also has the responsibility to review, consider and approve related party transactions. The audit committee charter is attached hereto and may be viewed at our website at http://www.abraxisbio.com. The information contained on our website is not intended to be, nor shall it be incorporated by reference into, this filing.

Compensation Committee. The compensation committee currently consists of David S. Chen and Stephen D. Nimer, each of whom is “independent” as defined in the NASDAQ Marketplace Rules. The Compensation Committee’s responsibilities include, among other things (i) determining the salary and bonus of corporate officers, including the Chief Executive Officer, and (ii) acting as administrator to our stock incentive plan, and exercising the authority conferred by the board concerning such plans. The compensation committee charter may be viewed at our website at http://www.abraxisbio.com. The information contained on our website is not intended to be, nor shall it be incorporated by reference into, this filing.

Meetings and Attendance

During the year ended December 31, 2008, the board of directors met 7 times. The audit committee held 12 meetings during the year ended December 31, 2008. The compensation committee held 4 meetings during the year ended December 31, 2008. Except for Leonard Shapiro, all directors attended at least 75% of all meetings of the board of directors and the committees on which they served after becoming a member of the board or committee in 2008. We and the board expect all directors to attend the 2009 Annual Meeting barring unforeseen circumstances or irresolvable conflicts. All members of the board, other than Leon O. Moulder, Jr. who was not a director at the time, were present at our 2008 annual meeting of stockholders.

Controlled Company Status and Director Independence

Under the NASDAQ Marketplace Rules, we are a “Controlled Company” since Dr. Soon-Shiong and entities affiliated with him beneficially own over 80% of the voting power of our securities. As a Controlled Company, we are exempt from certain NASDAQ listing requirements, including the requirement to have (i) a majority of independent directors, (ii) the compensation of executive officers determined or recommended by a majority of independent directors or a compensation committee comprised solely of independent directors, and (iii) director nominees selected or recommended for the board of directors’ selection either by a majority of independent directors or a nominating committee comprised solely of independent directors.

The board of directors has evaluated the relationships between the directors and us and has determined that each of our directors other than Dr. Soon-Shiong and Mr. Moulder is “independent” as defined in the NASDAQ Marketplace Rules.

Executive Sessions of Non-Management Directors

The non-management directors of our board meet in executive session, generally at regularly scheduled meetings of the board of directors or at other times as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Director Nominations

Our board of directors as a whole considers and evaluates nominations for the board of directors. Our board of directors considers candidates for the board of directors who may be recommended by board members, management, stockholders and other appropriate sources. Although the board of directors has not set forth any specific minimum qualifications that it believes must be met in order for an individual to be nominated for a position on the board of directors, potential nominees should possess sound judgment, business or professional skills and experience, high integrity and the capability and willingness to represent the long-term interests of our stockholders. As a Controlled Company under the NASDAQ Marketplace Rules, we are not required to have, and do not have, a nominating committee. Accordingly, we do not have a nominating committee charter. Also, as noted above, as a Controlled Company we are exempt from the NASDAQ Marketplace Rules that require nominees for our board of directors be selected or recommended either by a majority of independent directors or a nominating committee comprised solely of independent directors. We have a policy for considering director candidates recommended by stockholders, and in general, candidates recommended by stockholders will be considered on the same basis as candidates from other sources. As set forth in our bylaws, if you wish to recommend a candidate for the board of directors, your recommendation should be submitted in writing to our Corporate Secretary on a timely basis. To be timely, a stockholder’s recommendation must have been delivered to or mailed and received by our Secretary at our principal executive offices not less than 120 days prior to the one year anniversary from the first date of mailing of the proxy materials for the prior year’s annual meeting of stockholders, or if the date of the annual meeting has been changed by more than 30 days from the date of the prior annual meeting, then the deadline for submitting proposals will be a reasonable time before we begin to print and mail our proxy materials for that annual meeting. All such recommendations may be sent to the attention of our Corporate Secretary at 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The following is the report of the audit committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2008, which include consolidated balance sheets as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years for the period ended December 31, 2008, and the notes thereto.

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to our management in our best long-term interest and that of our stockholders. The audit committee has been established for the purpose of, among other things, overseeing our accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of our financial statements.

Our audit committee consists of Kirk K. Calhoun, David S. Chen and Leonard Shapiro, each of whom is “independent” as currently defined in the NASDAQ Marketplace Rules. Mr. Calhoun is currently the chairman of the audit committee.

As more fully described in its charter, which is attached hereto, one of the primary purposes of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal accounting and financial controls, and audit function.

Management has the primary responsibility for the preparation, presentation and integrity of our financial statements and the reporting process, including the systems of internal controls. We have engaged Ernst & Young LLP (“E&Y”) to perform an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on those statements. The audit committee has ultimate authority and responsibility to select, compensate and evaluate our independent registered public accounting firm.

The audit committee members are not currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the audit committee certify that the independent registered public accounting firm is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the external and internal auditors and the experience of the audit committee’s members in business, finance and accounting matters. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In fulfilling its oversight responsibilities, the audit committee, among other things:

•	engaged E&Y as our independent registered public accounting firm;

•

discussed with E&Y the overall scope and plan for their annual audit and discussed the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting;

•	reviewed and discussed the scope and results of the internal audit annual plan;

•	reviewed and approved our whistleblower policies and procedures;

•	reviewed with management and E&Y and approved all significant related party transactions and activities;

•	met with representatives of E&Y, without management present, and with management representatives without E&Y present;

•

reviewed and discussed, with management and E&Y, the audited financial statements for the fiscal year ended December 31, 2008, as well as the unaudited financial statements for each of the 2008 fiscal quarters, along with the relevant Management Discussion and Analysis in our annual and quarterly reports on Form 10-K and Form 10-Q before such reports were filed with the Securities and Exchange Commission;

•

discussed with E&Y matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the financial statements;

•	received the written disclosures and letter from E&Y required by Rule 3526 of the Public Company Accounting Oversight Board relating to E&Y’s independence from us;

•

reviewed periodically with management and E&Y the process and progress related to the documentation, assessment and testing of internal accounting controls in accordance with Section 404 of the Sarbanes-Oxley Act;

•	discussed with representatives of E&Y the independent registered public accounting firm’s independence from us and management; and

•	considered whether E&Y’s provision of non-audit services to us is compatible with maintaining E&Y’s independence.

In accordance with the Sarbanes-Oxley Act, all services to be provided by the independent registered public accounting firm are subject to pre-approval by the audit committee. These include audit services, audit related services, tax services and other services. In some cases, pre-approval is provided by the full committee for a particular category or group of services, subject to a specific budget. In other cases, the chairman of the audit committee may be delegated authority from the committee to pre-approve services up to preset specified amounts and such pre-approvals are then communicated to the full audit committee at its next scheduled meeting. The Sarbanes-Oxley Act prohibits us from obtaining certain non-audit services from our independent registered public accounting firm to avoid certain potential conflicts of interest. We have not obtained any of these services from E&Y.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee and the board of directors have also recommended, subject to stockholder approval, the selection of E&Y as our independent registered public accounting firm.

Audit Committee of the Board of Directors

Kirk K. Calhoun

Leonard Shapiro

David S. Chen

Compensation of Directors

Directors who are also our employees receive no additional compensation for their services as directors. Our non-employee directors receive cash compensation as follows: (i) an annual retainer of $20,000; (ii) $2,500 for each board meeting attended in person and $500 for each board meeting attended telephonically; (iii) an annual retainer for the Audit Committee Chair of $5,000; (iv) $2,000 for attendance at each audit committee meeting in person and $500 for each audit committee meeting attended telephonically; and (v) $1,000 for attendance at each compensation committee meeting in person and $500 for each compensation committee meeting attended telephonically. Non-employee directors are also reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings. In addition, non-employee directors are eligible to receive options and other equity awards directly under our 2007 Stock Incentive Plan. Directors who are also our employees are eligible to receive options and other equity awards directly under our 2007 Stock Incentive Plan. Each of our non-employee directors waived their right to receive options in connection with our 2008 annual meeting of stockholders.

The following table sets forth specified information regarding the compensation for 2008 of our directors who are not employees:

Name	Fees Earned ($)	Option Awards ($)(1)	Total ($)
Kirk K. Calhoun	53,000	239,679	292,679
David S. Chen	47,000	239,679	286,679
Stephen D. Nimer	34,500	239,679	274,179
Leonard Shapiro	43,500	239,679	283,179

(1)	The amount shown in this column reflects the compensation expense for outstanding options held by the directors recognized by us in 2008 in accordance with FAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 11 to the notes to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. At December 31, 2008, each of the non-employee directors had the following number of stock options outstanding, all of which were fully vested: Mr. Calhoun, 26,439; Mr. Chen, 23,575, Dr. Nimer, 33,121, and Mr. Shapiro, 26,439.

Stockholder Communications with the Board of Directors

Generally, stockholders who have questions or concerns should contact our investor relations department through our website at http:// www.abraxisbio.com, or by contacting our headquarters at (310) 883-1300. However, stockholders who wish to communicate with our board or any individual director regarding our business should send such communication by mail to the attention of the Corporate Secretary at 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y has served as our independent registered public accounting firm since our inception in 2007 and has been appointed by the audit committee of our board of directors to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2009. In the event that ratification of this appointment is not approved by holders of a majority of the shares of common stock voting at the 2009 Annual Meeting in person or by proxy, management and the audit committee of the board of directors will review our future selection of an independent registered public accounting firm.

A representative of E&Y is expected to be present at the 2009 Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

We have been informed by E&Y that neither E&Y nor any of its members or their associates has any direct financial interest or material indirect financial interest in us.

Audit and Related Fees

Fees for professional services provided by E&Y in each of the last two fiscal years were as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands)	(in thousands)
Audit fees	$1,643	$1,595
Audit-related fees	1,242	35
Tax fees	256	50
All other fees	—	—

Total	3,141	$1,680

For the period following our separation from APP in November 2007, our audit committee pre-approved all audit and non-audit services provided by Ernst & Young, as described in the audit committee’s charter. Audit and non-audit services provided by Ernst & Young in 2007 were pre-approved by the audit committee of Old Abraxis prior to the separation and all such services in 2008 were pre-approved by our audit committee. Audit fees included fees associated with the integrated audit of our consolidated financial statements and our internal control over financial reporting and the statutory audits of various of our subsidiaries. Audit-related fees principally include fees associated with the audit and review of documents filed with the SEC related to the pending spin-off of Abraxis Health and fees in connection with the audit of our 401(k) plan. Tax fees include fees for tax compliance, tax advice and tax planning services.

Our audit committee has considered whether the audit-related, tax and all other services provided by Ernst & Young are compatible with maintaining that firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

MANAGEMENT

The following sets forth certain information with respect to our executive officers (other than Dr. Soon-Shiong and Mr. Moulder):

Name	Age	Position(s)
Mary Lynne Hedley Ph.D.,	47	Executive Vice President of Operations and Chief Scientific Officer
Richard Rodgers	42	Senior Vice President and Chief Financial Officer
Bruce Wendel	56	Executive Vice President, Corporate Operations and Development

Mary Lynne Hedley, Ph.D. has served as our executive vice president of operations and chief scientific officer since July 2009. Prior to joining us, Dr. Hedley served as executive vice president of Eisai Corporation of North America following Eisai’s acquisition in 2008 of MGI PHARMA, INC. where she had served as executive vice president and chief scientific officer since 2005. She joined MGI PHARMA in 2004 as senior vice president and general manager. Previously, Dr. Hedley co-founded ZYCOS, Inc., a biotechnology company, and held roles of progressively greater responsibility ultimately leading to her serving as the company’s president and chief executive officer. Dr. Hedley’s early research career consisted of two consecutive postdoctoral fellowships at Harvard University from 1989 through 1996. She earned her bachelor of science degree in microbiology from Purdue University and her doctorate degree in Immunology from the University of Texas, Southwestern Medical Center.

Richard Rodgers has served as our senior vice president, finance, and administration since June 2009 and as our chief financial officer since July 2009. Mr. Rodgers most recently was senior vice president, controller and chief accounting officer of MGI PHARMA until the company’s acquisition by Eisai Corporation in 2008. In 2003, Mr. Rodgers was Corporate Controller of MedSource Technologies and from 1997 to 2002, he held various management positions at ADC Telecommunications Inc. Prior to that, he held finance and accounting positions at several private and public companies. Mr. Rodgers began his financial career in accounting at Arthur Anderson & Co. Mr. Rodgers earned his bachelor of science degree in Financial Accounting from St. Cloud State University, Minn., and his master of business administration degree in Finance from the University of Minnesota, Carlson School of Business.

Bruce Wendel has served as our executive vice president of corporate operations and development since the separation in November 2007. Mr. Wendel previously served as executive vice president of corporate development at Old Abraxis from March 2006 to the date of the separation. Mr. Wendel joined APP in 2004 as vice president of corporate development. He began his 14 years with Bristol-Myers Squibb as in-house counsel before shifting to business and corporate development. Before joining APP, he served as vice president, business development & licensing for IVAX Corporation. Previously, Mr. Wendel served in the legal departments of Playtex and Combe. He earned a juris doctorate degree from Georgetown University Law School where he was an editor of Law & Policy in International Business, and a B.S. from Cornell University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2009, for (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of the directors, (iii) each of the named executive officers appearing in the Summary Compensation Table below, and (iv) all of the directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned (1)	Percent of Class (%)
5% Stockholders
California Capital Limited Partnership (2) 10182 Culver Boulevard Culver City, CA 90232	9,203,594	22.95%

D.E. Shaw Valence Portfolios, L.L.C. (3) 120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036	2,379,737	5.93%

Directors and Named Executive Officers (4)
Patrick Soon-Shiong, M.D. (5) (6)	33,219,594	82.84%
Leon O. Moulder, Jr. (7)	—	*
Bruce Wendel (8)	17,094	*
David S. Chen, Ph.D. (9)	70,450	*
Stephen D. Nimer, M.D. (10)	34,996	*
Leonard Shapiro (11)	50,939	*
Kirk K. Calhoun (12)	26,439	*
Mary Lynne Hedley, Ph.D. (13)	—	*
Richard Rodgers (14)	—	*
Lisa Gopala (15)	—	*
Edward Geehr (16)	—	*
David O’Toole (17)	—	*
All named executive officers and directors as a group (nine persons) (18)	33,419,512	82.34%

*	Represents beneficial ownership of less than 1% of issued and outstanding common stock on August 31, 2009.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentage of shares beneficially owned is based on 40,100,164 shares of common stock outstanding as of August 31, 2009. To our knowledge, except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.
(2)	California Capital Limited Partnership has shared voting power of 9,203,594 shares and has shared dispositive power and is deemed to be the beneficial owner of 9,203,594 shares.
(3)	The amount shown and the following information were provided by D.E. Shaw Valence Portfolios, L.L.C. pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The Schedule 13G/A indicated that D. E. Shaw Valence Portfolios, L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw have shared voting power and shared dispositive power over the shares.
(4)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o Abraxis BioScience, Inc., 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025.
(5)

Includes 33,023,008 comprised of 23,035,031 shares of common stock held by Soon-Shiong Community Property Revocable Trust, of which Dr. Soon-Shiong is a Trustee; 9,203,594 shares of common stock held by California Capital Limited Partnership, of which an entity controlled by Dr. Soon-Shiong is the general partner; 784,383 shares of common stock held by RSU Plan LLC, of which Dr. Soon-Shiong is a member. Dr. Soon-Shiong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(6)	Includes 192,976 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(7)	Mr. Moulder joined us in April 2009.
(8)	Includes 16,297 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(9)	Includes 23,575 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(10)	Includes 33,121 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(11)	Includes 26,439 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(12)	Represents 26,439 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2009.
(13)	Dr. Hedley joined us in July 2009.
(14)	Mr. Rodgers joined us in June 2009.
(15)	Ms. Gopala resigned in May 2008.
(16)	Mr. Geehr resigned in August 2009.
(17)	Mr. O’Toole resigned in July 2009.
(18)	See footnotes (5) through (17).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

We compensate our management through a combination of base salary, annual incentive bonuses and long-term equity-based awards that are designed to be competitive with those of comparable companies and to align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Because our company was a part of the operations of Old Abraxis until the separation occurred on November 13, 2007, our compensation philosophy was derived from the policies previously adopted by the compensation committee of Old Abraxis prior to the separation. Since the separation, our management has engaged compensation consultants to review various aspects of our employee compensation, including for our executive officers, based upon us being a stand alone company (including any peer groups that they may use).

Our Compensation Committee

Our compensation committee approves all compensation and awards to executive officers, including the CEO, CFO and the other executive officers named in the Summary Compensation Table below, all of whom we refer to as the named executive officers, or NEOs. The compensation committee’s membership is determined by our board of directors and is currently composed of two non-employee directors, both of whom are independent under SEC and NASDAQ rules.

The compensation committee generally meets quarterly to perform its duties and periodically approves, adopts, or makes recommendations to our board regarding compensation decisions. The Executive Chairman, CEO, the CFO, the general counsel and head of human resources participate in the compensation committee meetings at the discretion of the committee. The compensation committee has the authority to delegate its responsibilities. At times, management has engaged compensation consultants to review our compensation practices and presented information from those consultants to our compensation committee for review.

The compensation committee meets outside the presence of our CEO to consider his compensation. Prior to the separation, other executive officers presented data to the compensation committee regarding the compensation of CEOs of other comparative companies and made recommendations regarding the compensation of the CEO. When determining the CEO’s base salary and annual cash incentive awards, the compensation committee reviews and assesses the CEO’s annual performance, the performance of the company, his importance to our operations, and the comparative compensation paid to other CEOs in a comparative group. In addition, the compensation committee considered our CEO’s significant ownership in our company in determining his overall compensation. In the past, the Old Abraxis compensation committee determined that equity awards would not be as effective an incentive for our CEO as compared to our other executive officers due to his large ownership percentage; however, in 2008, the compensation committee approved equity awards to the CEO in the same manner as had been approved for other executive officers.

For all other executive officers, including our NEOs (other than the CEO), our CEO makes recommendations to the compensation committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and grants of long-term equity incentive awards. The annual performance of our executive officers is considered by the CEO and the compensation committee when making decisions on setting base salary, targets for and payments under our annual cash incentive plan, and grants of long-term equity incentive awards. In determining the individual performance of our executive officers, the compensation committee reviews the overall performance of the company and the business unit in which the executive officer participates, as well as any significant individual contributions. The compensation committee determines annually the specific target cash bonus amounts for each of our executive officers based on a percentage of his or her base salary, with the actual amount paid being based on the overall performance of the company and individual performance. In addition, if the compensation committee determines, based on management’s recommendation, that the contribution of an individual executive officer is significant to the overall performance of the company or the business unit in which the executive participates, the compensation committee may make discretionary cash or equity awards to such executive. When making the compensation decisions for executive officers, including our NEOs, the compensation committee also considers the importance of the position to us, the past salary history of the individual, the competitive landscape for the executive officer’s position and skill set, and the contributions to be made by the executive officer to us.

The compensation committee reviewed all components of compensation paid to our executive officers, including base salary, target bonus and long-term equity incentives. Based on this review, the compensation committee determined that the compensation paid to our executive officers is consistent with our compensation philosophy.

Compensation Philosophy

Our compensation philosophy is to provide a combination of cash and equity awards, fixed versus variable compensation, and employee benefits for our NEOs, senior executives and other employees to:

•	provide competitive levels of compensation to enable us to attract, retain and motivate talented management personnel;

•	reward individuals for their contributions to our achievement of our business objectives; and

•	align the interests of management with the interests of our stockholders in order to maximize stockholder value.

Attracting and retaining talent. To attract and retain executives with the ability and experience necessary to lead us and deliver strong performance to our stockholders, we target cash compensation and long-term incentives to be competitive with peer companies. Prior to the separation, the Old Abraxis compensation committee approved targeting at the 50th percentile of competing pharmaceutical companies. We continue to review compensation paid to our competitors, but our compensation committee has not targeted executive compensation at any percentile of competitive companies since the separation from Old Abraxis. For each individual officer, we also consider our needs for that officer’s skill set, experience, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers, and the competitive landscape for the executive officer’s skill set and position, because we believe that we compete with our peer group for executive talent.

Inspire teamwork and motivate superior performance. Our compensation committee uses a combination of business unit goals and individual performance measures to inspire teamwork and motivate exceptional performance. Annual incentive compensation awards were based on the actual achievement of certain corporate and business unit performance goals, including certain business initiatives aimed at improving future earnings. The goals were set so that the attainment of the targets is not assured and requires significant effort by our executives.

Similarly, long-term awards were based on our overall and individual performance. Together, our annual and long-term incentive compensation programs were designed to:

•	focus executives on measurements that encourage strong financial and operational performance to improve stockholder value;

•	encourage the creation of stockholder value through the achievement of strategic objectives; and

•

emphasize a performance-oriented compensation strategy that balances rewards for short-term and long-term results in which a significant portion of executive compensation is contingent on achieving company performance measures.

Aligning performance with stockholder interests. We seek to align the performance of our NEOs with stockholder interests through the grant of stock options, shares of restricted stock, and/or awards of restricted stock units under our 2007 stock incentive plan. Because the price of our common stock is subject to external factors, we also provide annual incentive compensation linked to our financial, operational and individual performance. Historically, stock options, restricted stock, or restricted stock units granted to our NEOs vest solely based on the passage of time. We continue to believe that time-vested equity awards will encourage long-term value creation and executive retention because executives can realize value from such rewards only if they remain employed by us until the awards vest.

Elements of Executive Compensation

Our executive compensation program was designed to reflect the philosophy and objectives we have described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs:

Component	Type of Payment	Purpose

Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent.

Annual Performance Incentives	Performance-based annual cash payment.	Focus on company, business unit and individual goals.

Long-term Incentives	Stock option and restricted stock awards.	Align individual and business unit performance with interests of stockholders.

Health and Welfare Benefits	Fixed and available to all employees.	Attract and retain talent. Equitable pay.

We view the base salary, incentive bonus and benefit components of compensation as related and designed to reward executives on an annual basis, while we make determinations regarding long-term incentives with a longer time horizon than we do with the salary, bonus and benefit components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance or unique accomplishments. We make our salary and annual bonus decisions so that we can remain competitive with our peers. Except as described below, our compensation committee is not expected to adopt any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salaries. The base salaries of executive officers, including our NEOs, are reviewed annually and may be adjusted by the compensation committee in accordance with certain criteria that include individual performance, the functions performed by the officer, the scope of the officer’s on-going duties, general changes in the compensation peer group in which we compete for executive talent, and our general financial performance. The weight given each such factor by the compensation committee may vary from individual to individual.

The base salaries of NEOs prior to our separation from Old Abraxis were determined in part based upon the recommendations of a compensation consultant engaged following the merger of Old APP with ABI to form Old Abraxis in 2006. Following our separation from Old Abraxis, management made recommendations to our compensation committee for the base salaries of our NEOs based on certain criteria, including individual performance, the functions performed by the officer, the scope of the officer’s ongoing duties, general changes in the compensation peer group in which we compete for executive talent, and our general financial performance. The weight given each such factor by the compensation committee may vary from individual to individual.

Annual Performance Incentives. We believe that periodic bonus awards can serve to motivate the executive officers to achieve annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options.

In 2006, the compensation committee of Old Abraxis approved a corporate bonus plan (the “2006 Bonus Plan”) to reward employees and executives to assist in achieving goals of increasing stockholder value and continued growth of the company’s operations. Under the 2006 Bonus Plan, the target performance goals were based on meeting certain corporate performance objectives, individual contributions and business unit successes. The goals were set so that the attainment of the targets was not assured and required significant effort by our executives. Cash incentive payments under the 2006 Bonus Plan required satisfaction of a minimum of 70% of the corporate performance goals and could have increased until a maximum of 130% of the corporate performance objectives were obtained. The corporate performance factor was then multiplied by the percentage of the individual employee’s bonus target that has been achieved to determine that employee’s cash incentive payment. The ratio of the individual and business unit components for an individual employee’s bonus target was based on the employee’s position with the company.

Due to the undetermined timing of the anticipated separation of our business from Old Abraxis during the course of 2007, the Old Abraxis compensation committee did not establish a similar corporate bonus plan for 2007. As a result, our compensation committee considered several factors in determining the bonuses for our NEOs for 2007, including their individual efforts in connection with the separation, the increase in stockholder value as a result of the separation, and other corporate efforts such as the completion of several acquisitions during 2007.

For 2008, management made bonus recommendations to the compensation committee based on the achievement of certain individual objectives and corporate performance for 2008. Each employee, including each of our NEOs, had a bonus target that represented a percentage of the employee’s base salary based on the employee’s position with the company. The target bonus for each of our NEOs, other than Dr. Soon-Shiong, was 50% of their base salaries. The target bonus for Dr. Soon-Shiong was 100% of his base salary. The employee’s bonus target amounts were then multiplied by a percentage representing the performance of the company during 2008. The factors included in determining corporate performance included, but was not limited to, overall sales, manufacturing, business development activity, and the achievement of regulatory, research & development and clinical operations goals. After reviewing the company’s performance for 2008, management recommended that the company performance multiplier be 94%. Following this determination, each individual bonus was then multiplied by a percentage representing the employee’s individual performance as determined by management, which ranged from 0% to 104%, depending upon whether the individual’s performance met, exceeded or was below expectations. To preserve cash, 60% of all 2008 bonuses (including to our NEOs) were paid in the form of cash, with the remainder being paid in the form of restricted stock units.

We currently do not have a formal policy that would adjust or recover any bonus amounts previously paid to our executive officers if the corporate performance objectives upon which these payments are based are subsequently restated or otherwise adjusted in a manner that would have reduced the size of the bonus amount.

Long-Term Incentives. We believe that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value. Our stock incentive plan allows for grants of stock options, restricted stock, restricted stock units and other equity awards. Equity awards may be granted to management, including our executive officers, and other employees under the stock incentive plan, which is administered by our board of directors through the compensation committee. The compensation committee advises the board of directors with respect to, and approves all awards made to, our executive officers. The majority of awards granted under our stock incentive plan has been in the form of a combination of stock options and restricted stock units. Because of the direct relationship between the value of an equity award and the stock price, the compensation committee believes that equity awards motivate the executive officers to manage our business in a manner that is consistent with stockholder interests. Stock option grants and other equity awards are intended to focus the attention of the recipient on our long-term performance, which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options and other equity awards will generally vest and become fully exercisable over a four-year period. However, under our stock incentive plan, equity awards may be granted with differing vesting periods. The principal factors considered in granting stock options and other equity awards to our executive officers has been prior performance, level of responsibility, other compensation, and the officer’s ability to influence our long-term growth and profitability. However, our equity plans do not generally provide any quantitative method for weighting these factors, and the compensation committee’s decisions with respect to grant awards will be based primarily upon subjective evaluations of the past as well as future anticipated performance.

Due to the undetermined timing of the separation of our business from Old Abraxis during the course of 2007, the Old Abraxis compensation committee did not award any stock options or other equity awards to our NEOs in 2007. In November 2008, our compensation committee granted equity awards to each of our employees, including our NEOs, whose value equaled approximately 150% of the employee’s base salary in order to compensate our employees for the lack of awards in 2007.

Health and Welfare Benefits. We have adopted certain general employee benefit plans in which the executive officers are permitted to participate on parity with other employees. We also provide a 401(k) deferred compensation plan, pursuant to which we currently make contributions equal to 3% of employees’ compensation. We believe that the benefit from these plans assist us to attract and retain talented executives.

Other Executive Benefits and Perquisites

We also provide certain benefits and perquisites to executive officers. These benefits and perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in return allowing greater focus on our business activities. In addition, to maximize the time that our CEO spends on our business, and for safety and security reasons, we require our CEO to use our aircraft for both business and personal travel. More detail on these benefits and perquisites may be found in the narrative following the Summary Compensation Table below.

Post-Termination Compensation

Certain executive officers have agreements that provide for payments upon certain terminations of their employments. We believe that these provisions helped us to attract and retain these persons for their positions. Our severance provisions for the NEOs are summarized in “Agreements with our NEOs” and “Payments Upon Termination” below.

Impact of Regulatory Requirements on Compensation

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the CEO or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The compensation committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the compensation committee and the board believe that it is in our best interest that the compensation committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the compensation committee as well as other corporate goals that the compensation committee deems important to our success, such as encouraging employee retention and rewarding achievement.

Accounting for Stock-Based Compensation. Beginning in the first quarter of 2006, we began accounting for stock-based payments in accordance with the requirements of FAS 123R using the modified retrospective approach. Under this approach, the fair value of stock-based employee compensation was recorded as an expense in the current year.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are in compliance with the statutory provisions that became effective January 1, 2005.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and this 2008 Annual Stockholders’ Meeting Proxy Statement. The material in this report is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this 2008 Annual Stockholders’ Meeting Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Committee of the Board of Directors

Stephen D. Nimer

David S. Chen

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our CEO, our CFO and our other executive officers for 2008, 2007 and 2006. The information for 2007 and 2006 in this table includes compensation earned by our named executive officers for services to Old Abraxis prior to the date of the separation. The information for 2008 and 2007 in this table also includes amounts reimbursed by New APP following the separation pursuant to an agreement with New APP.

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation (6)($)	Total ($)
Patrick Soon-Shiong(10) Chairman of the Board and Chief Executive Officer	2008 2007 2006	945,000 916,250 692,885	— — 100,000	96,257 1,147 41,283	307,209 316,547 306,605	567,000 945,000 830,000	1,534,945 1,277,953 769,828	3,450,411 3,456,897 2,740,601

David O’Toole(7) Executive Vice President and Chief Financial Officer	2008 2007 2006	223,077 — —	50,000 — —	40,753 — —	17,262 — —	124,800 — —	— — —	455,892 — —

Lisa Gopala(8) Former Executive Vice President and Chief Financial Officer	2008 2007 2006	186,923 437,500 169,231	— 200,000 225,000	— — —	— 93,861 39,397	— 225,000 100,000	913,709 49,310 14,500	1,100,632 1,005,671 548,128

Bruce Wendel Executive Vice President of Corporate Operations and Development	2008 2007 2006	402,115 312,308 309,246	— — —	43,184 — —	112,581 177,208 144,316	145,350 170,000 150,000	11,021 35,708 302,879	714,362 695,224 906,441

Edward Geehr(9) Executive Vice President of Operations	2008 2007 2006	89,904 — —	50,000 — —	43,295 — —	18,339 — —	20,400 — —	— — —	221,938 — —

(1)	Includes salary paid by Old Abraxis prior to the date of separation. In 2007, Old Abraxis paid $843,558, $402,885 and $286,282 to Dr. Soon-Shiong, Ms. Gopala, and Mr. Wendel, respectively.
(2)	The annual cash incentive awards that are paid to the executive officers are reflected under the Non-Equity Incentive Plan Compensation column. The bonuses paid to Mr. O’Toole and Mr. Geehr in 2008 represent signing bonuses. The bonus amount paid to Ms. Gopala in 2007 represents an additional bonus paid to Ms. Gopala in July 2007 in connection with her efforts with financial matters related to various proposed transactions. The bonus amount paid to Ms. Gopala in 2006 represents a signing bonus of $100,000 and a discretionary bonus of $125,000 for her efforts in integrating the financial systems of American Pharmaceutical Partners and American BioScience post-merger. The bonus paid to Dr. Soon-Shiong in 2006 represents a discretionary bonus for his efforts relating to the integration of American BioScience after the merger with Old Abraxis in 2006.
(3)	The amount shown in this column reflects the compensation expense for outstanding restricted stock awards held by the NEOs recognized by us in 2008, 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the NEOs in 2006 or 2007. The restricted stock awards for which this expense is shown in the Summary Compensation Table (“SCT”) also include awards granted in 2003 for which we recognized expense in each of 2006 and 2007. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 11 to the Notes to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(4)	The amount shown in this column reflects the compensation expense for outstanding options held by the NEOs recognized by us in each of 2008, 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Options to purchase 14,850 shares that were granted to Ms. Gopala expired in 2008. The stock option awards for which this expense is shown in the SCT also include awards granted in 2005, 2004, 2003 and 2002 for which we continued to recognize expense in each of 2008, 2007 and 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 11 to the Notes to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	The amount shown in this column represents the annual cash incentive award earned under the Management Incentive Compensation Program. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Bonuses” above.

(6)	The table below provides the aggregate incremental cost of the components of the Other Annual Compensation provided by or paid for by us (or Old Abraxis prior to the separation) for the personal benefit of the NEOs to the extent that such NEO received Other Annual Compensation in excess of $10,000 in each of 2008, 2007 and 2006.

	Other Annual Compensation ($)
	Dr. Soon-Shiong			Mr. Wendel			Lisa Gopala
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Personal Use of Aircraft (a)	165,302	205,782	34,739	—	—	—	—	—	—
Security (b)	1,353,628	1,063,363	727,199	—	—	—	—	—	—
Company Provided Housing (c)		—	—	—	—	—		41,800	14,500
Relocation Expenses (d)		—	—	—	28,243	295,072	—	—	—
Termination Payments (e)							868,750

Other (f)	16,014	8,808	7,890	11,021	7,465	7,807	44,959	7,510	—

Total:	1,534,945	1,277,953	769,828	11,021	35,708	302,879	913,709	49,310	14,500

(a)	For security and management efficiency reasons, certain of our executive officers travel on our private aircraft primarily for business-related matters. The methodology that we use to calculate our incremental direct operating cost for an officer’s personal use of the aircraft is based on the cost of fuel, trip-related airport fees, and pilot meals and lodging. Since the aircraft is primarily used for business travel, the methodology excludes the fixed costs that do not change based on the usage of the aircraft (such as pilot salaries) and non-trip related hanger and maintenance expenses.
(b)	For security-related reasons, we provide Dr. Soon-Shiong with the use of cars, security drivers, security systems for his residences, and personal and family security services.
(c)	Ms. Gopala was provided the use of a house, which was used only for business purposes, in Illinois that was rented by New APP. The amount reflected represented the value of the housing provided by us or the sum of the rental payments.
(d)	In 2007 and 2006, we provided for relocation expenses that were incurred by Mr. Wendel, as well as cost of living adjustments.
(e)	In connection with Ms. Gopala’s termination of employment, we paid her the amount that she would have been entitled under her employment as if she had been terminated without cause.
(f)	We paid certain group life insurance and matched certain contributions made by our executive officers to our 401K plan. In addition, we paid an executive benefit to our CEO, Mr. Wendel and Ms. Gopala. From time to time, our executive chairman obtains informal legal, business or technical advice from a limited number of employees and consultants of the company relating to non-company matters and uses certain office space, not otherwise being used or needed by the company, for such matters. We have determined that both the time spent by these employees and consultants and the use of such office space was not material to the company, did not result in any incremental cost to the company and did not affect in any material respect any employee’s or consultant’s obligations to the company. Our executive chairman will reimburse the company if in the future such time or use results in an incremental cost to the company as to which the audit committee determines reimbursement is appropriate under the circumstances.
(7)	Mr. O’Toole served as our Chief Financial Officer and Executive Vice President until July 2009.
(8)	Ms. Gopala served as our Chief Financial Officer until May 2008.
(9)	Mr. Geehr served as our Executive Vice President of Operations until August 2009.
(10)	Dr. Soon-Shiong served as our chief executive officer until April 2009, when he became executive chairman and chief executive officer of Abraxis Health.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock to our NEOs made in 2008.

Name	Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Patrick Soon-Shiong	—	661,500	945,000	1,228,500	—	—	—	—
	11/5/08	—	—	—	8,179	—	64.99	531,553
	11/5/08	—	—	—	—	6,640	64.99	182,790
	11/5/08	—	—	—	—	1,539	71.49	46,604
David O’Toole	—	140,000	200,000	260,000	—	—	—	—
	11/5/08	—	—	—	3,462	—	64.99	224,995
	11/5/08	—	—	—	—	3,462	64.99	95,304
Bruce Wendel	—	119,000	170,000	221,000	—	—	—	—
	11/5/08	—	—	—	3,678	—	64.99	239,033
	11/5/08	—	—	—	—	3,678	64.99	101,250
Edward Geehr	—				—	—	—	—
	11/5/08	—	—	—	3,678	—	64.99	239,033
	11/5/08	—	—	—	—	3,678	64.99	101,250

(1)	These columns show the range of awards under our 2008 Corporate Bonus Program. The “threshold” column represents the minimum payout for the performance metrics under the Management Cash Incentive Program assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the 2008 Corporate Bonus Program assuming that the maximum level of performance is attained. The compensation committee of Abraxis BioScience has not yet determined the amount of bonus payable to these executive officers for 2008.
(2)	All equity awards granted on November 5, 2008 vest in equal installments on each of March 1, 2009, 2010, 2011 and 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards of our NEOs at the end of 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Patrick Soon-Shiong	79,556				6.29	3/15/10
	85,920				9.43	3/8/11
	2,781				70.12	11/18/14
	5,704				77.13	11/18/09
	12,729	3,325	(1)		108.96	2/16/15
		917	(2)		119.85	2/16/10
		6,640	(3)		64.99	11/5/18
		1,539	(3)		71.49	11/5/13
							8,179	(4)	539,160
							4,231	(5)	237,825
David O’Toole		3,462	(4)		64.99	11/5/18
							3,462	(4)	228,215
							930	(5)	52,332
Bruce Wendel	10,607				65.73	8/9/14
	2,120	2,121	(6)		72.02	4/17/16
	1,060	1,061	(6)		70.63	5/21/16
		3,678	(3)		64.99	11/5/18
							3,678	(4)	242,454
							1,084	(5)	60,932
Edward Geehr		3,678	(3)		64.99	11/5/18
							3,678	(4)	242,454
							228	(5)	12,816
(1)	Stock options that vest in four equal annual installments beginning on 2/16/06.

(2)	Stock options that vest on 2/16/09.

(3)	Stock options that vest in four equal annual installments beginning on 3/1/09.

(4)	Restricted stock unites that vest in four equal annual installments beginning on 3/1/09.

(5)	Restricted stock unites that vest in two equal annual installments beginning on 1/15/10.

(6)	Stock options that vest in four equal annual installments beginning on 5/21/07.

OPTION EXERCISES AND STOCK VESTED

None of NEOs exercised any options or had any restricted stock vest in 2008.

EQUITY COMPENSATION PLAN INFORMATION

We maintain one compensation plan, our 2007 Stock Incentive Plan (the “Stock Incentive Plan”), that provides for the issuance of our common stock to officers, directors, other employees or consultants. The Stock Incentive Plan has been approved by the stockholders.

In addition, in connection with our separation from Old Abraxis, we assumed the American BioScience Restricted Unit Plan I and the American BioScience Restricted Unit Plan II (the “ABI RSU Plans”) and the restricted units previously granted under these plans to our employees. The ABI RSU Plans were not approved by our stockholders.

The following table provides information about the Stock Incentive Plan and the ABI RSU Plans as of December 31, 2008:

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders	920,390	(1)	$56.25	5,079,610
Equity Compensation Plans Not Approved by Security Holders

Total	920,390		$56.25	5,079,610

(1)	Does not include 367,100 shares of our common stock issuable under the American Bioscience, Inc. Restricted Stock Plan II (“RSU Plan”) that were assumed in connection with the spin-off. Old Abraxis previously assumed the obligations under the RSU Plan in connection with its merger with American BioScience in April 2006. Under the terms of RSU Plan, in general one-half of the units granted thereunder generally vested on April 18, 2008 and the remaining one-half of the units generally will vest on April 18, 2010. On each vesting date, the value of the restricted stock unit award converted or will convert into the right to receive a number of shares of our common stock equal to the notional price that vests on such date divided by the average trading price of our common stock over the three trading days ending two days prior to vesting; except that if the average trading price of our common stock for such period is less than $66.63, then the notional price that vests on such date is divided by $66.63. We may elect to pay to the holder the cash value of our common stock that vests on each vesting date in lieu of delivery of our common stock.

AGREEMENTS WITH OUR NEOs

The following is a description of selected terms of the agreements that we have entered into with our NEOs, as such terms relate to the compensation reported and described in the “Compensation Discussion and Analysis” section above.

Employment Agreements with David O’Toole and Edward Geehr

Mr. O’Toole entered into an employment agreement with us effective June 2, 2008 to serve as our Executive Vice President and Chief Financial Officer. Dr. Geehr entered into an employment agreement with us effective October 6, 2008 to serve as our Executive Vice President of Operations. Under the terms of the employment agreements, Mr. O’Toole and Dr. Geehr receive an annual base salary of $400,000 and $425,000, respectively, in each case subject to annual review by the board of directors. In addition, each Mr. O’Toole and Dr. Geehr is eligible to participate in the company’s general benefit plans, as well as the annual cash bonus plan designed for other executive officers. The compensation committee generally sets at their discretion the target bonus goals each fiscal year for the annual cash bonus plan, generally based on a percentage of base salary; however, in the case of Dr. Geehr, the terms of his employment agreement set his 2009 target bonus level at 50% of base salary. Additional terms with respect to benefits payable upon the executive’s termination of employment under certain circumstances are described below under “Payments upon Termination.”

Mr. O’Toole and Dr. Geehr resigned their employment with us in July 2009 and August 2009, respectively. As a result of their resignations, Mr. O’Toole’s and Dr. Geehr’s employment agreements were terminated.

Employment Agreement with Lisa Gopala

Under the terms of the agreement with Ms. Gopala, she received an annual base salary of $400,000, subject to annual review by our board of directors and compensation committee, and was eligible to participate in our bonus plan designed for other executive officers. Pursuant to the terms of Ms. Gopala’s agreement, her bonus target was 50% of her base salary. In addition, Ms. Gopala received an option to purchase 35,000 shares of Old Abraxis common stock on August 1, 2006 with an exercise price of $20.07, which was converted in connection with the separation into an option to purchase 14,850 shares of our common stock with an exercise price of $47.30. Under the terms of this agreement, this option would vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date, subject to acceleration under certain circumstances.

Ms. Gopala resigned her employment with us effective May 21, 2008. As a result of her resignation, Ms. Gopala’s employment agreement was terminated.

PAYMENTS UPON TERMINATION

This section describes the payments and benefits that certain of our named executive officers would have been entitled to had their employment been terminated under the circumstances described below on December 31, 2008. In this section, the value associated with the acceleration of equity compensation is based on the closing market price of a share of our common stock as of December 31, 2008 minus the exercise price. On December 31, 2008, the closing market price of our common stock was $68.77. The amounts also include those amounts that the executive earned through that time and estimated amounts that would be paid out upon termination. The actual payments to the executive can only be determined at the actual time of termination.

David O’Toole and Edward Geehr

Mr. O’Toole’s and Dr. Geehr’s employment agreements provide for severance benefits in the event that the executive’s employment is terminated (i) by the company without cause or (ii) by the executive for “Good Reason.” Severance benefits are specifically not triggered by a termination of employment in the event of a “sale transaction” where the agreement is specifically assumed by the successor entity. If severance benefits are triggered, the executive will receive (in addition to his salary up to the termination date, accrued vacation and other vested benefits under company benefit plans up to the date of termination) the sum of the following over a twelve month period from the date of termination (the “Severance Period”), subject to restrictions under Section 409A of the Code, (i) 150% of the executives salary based on his then-current base salary and (ii) a bonus (if applicable) calculated based generally on either the 2009 target incentive bonus (if the termination occurs before the 2009 bonus is paid) or the average of the last two annual incentive bonuses paid, and in either case, prorated to the date of termination. In addition, any stock options and other equity awards held by the executive would accelerate up to the end of the Severance Period. These severance payments and benefits are contingent on the executive agreeing not to compete with the company during the Severance Period and executing a general release in favor of the company. Under their employment agreements, these severance payments would equal $800,000 for Mr. O’Toole and $850,000 for Dr. Geehr, assuming the executives’ current base salaries, a target bonus of 50% of base salary (with no proration), and not including a value for the acceleration of any equity holdings.

For purposes of these agreements, the term “cause” included:

•	a material breach of the agreement, confidentiality agreement or any policy of the company is not cured to our satisfaction within twenty (20) days after written notice to Executive from us;

•	the failure of the executive to substantially perform her duties that continues for 20 days following notice;

•	the indictment of a crime involving dishonesty, breach of trust, physical harm to any person or serious moral turpitude; or

•

the engagement of in conduct that is materially injurious to the Company (monetarily or otherwise) or that constitutes a material violation of federal or state law relating to the Company or its business.

The term “good reason” included the occurrence any of the following without the executive’s express consent:

•	a material adverse change to his overall status and responsibility in our company;

•	he is required to be based at any place outside of fifty (50) miles from our current principal office;

•	a reduction in his base salary or benefits; or

•	any failure by the successor to the company to assume and agree to perform the company’s obligations hereunder.

Mr. O’Toole and Dr. Geehr resigned their employment with us in July 2009 and August 2009, respectively. Under the terms of agreements that we entered into with them at the time, we made a severance payment to Mr. O’Toole and Dr. Geehr in the amount of $800,000, and $668,000, respectively, less applicable withholding amounts. In addition, the equity awards that Mr. O’Toole and Dr. Geehr received during their employment accelerated for an additional twelve months following the termination date

Lisa Gopala

Ms. Gopala resigned her employment with us effective May 21, 2008. Under the terms of an agreement that we entered into with Ms. Gopala at the time, we paid her as a severance payment of $868,750, less applicable withholding amounts. In addition, the stock options that Ms. Gopala received in connection with her employment agreement accelerated for an additional eighteen months following the termination date; however, she did not exercise any of such options prior to their expiration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing since January 1, 2008, between us and certain affiliated parties. Our audit committee has the authority to review and to approve all related party transactions. It is our practice to have all related party transactions approved by either our audit committee or an independent committee of the board.

Agreements Related to Separation

In connection with the separation, we entered into a number of agreements that govern the relationship between New APP and us for a period of time after the separation. The agreements were entered into while we were still a wholly owned subsidiary of Old Abraxis. These agreements include:

•	Tax allocation agreement;

•	Dual officer agreement;

•	Employee matters agreement;

•	Transition services agreement;

•	Manufacturing agreement; and

•	Various real estate leases.

Until May 2008, Patrick Soon-Shiong, M.D. and our former chief financial officer, Lisa Gopala, were also the chief executive officer and chief financial officer, respectively of New APP. Dr. Soon-Shiong also owned approximately 80% of the outstanding capital stock of New APP and served as its chairman of the board until September 2008.

Each of these agreements related to the separation was approved by the unanimous consent of our board of directors. In addition, each of our directors was a member of the Old Abraxis board of directors at the time these agreements were approved by them.

Tax Allocation Agreement

The tax allocation agreement allocates the liability for taxes. Under the tax allocation agreement, New APP is responsible for and has agreed to indemnify us against all tax liabilities to the extent they relate to New APP’s hospital-based business, and we are responsible for and have agreed to indemnify New APP against all tax liabilities to the extent they relate to our proprietary products business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable if the separation were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, we are required to indemnify New APP for any taxes resulting from a failure of the distribution to so qualify, unless such failure results solely from New APP’s specified acts.

Dual Officer Agreement

We entered into an agreement with New APP under which we and New APP acknowledged and agreed that Dr. Soon-Shiong and Ms. Gopala could serve as an officer of both companies and receive compensation from either or both companies. New APP also acknowledged and agreed in this agreement that neither Dr. Soon-Shiong nor Ms. Gopala would have any obligation to present to New APP any business or corporate opportunity that may come to his or her attention, other than certain business opportunities relating to the manufacture or sale of products that either were manufactured and sold by the hospital-based products business prior to the separation or were the subject of an ANDA filed prior to the separation and related transactions.

Effective May 1, 2008, New APP appointed a new chief executive officer and chief financial officer who replaced Dr. Soon-Shiong and Ms. Gopala in those positions. In addition, Ms. Gopala resigned as our chief financial officer in May 2008.

Employee Matters Agreement

We entered into an employee matters agreement with New APP, providing our respective obligations to employees and former employees who are or were associated with our respective businesses, and for other employment and employee benefit matters. Under the terms of the employee matters agreement, New APP generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the hospital-based business, and we generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the proprietary products business. Under the employee matters agreement, the parties have agreed to reimburse one another for all indemnifiable losses that each may incur on behalf of the other as a result of any of the benefit plans or any of the termination or severance obligations.

Transition Services Agreement

Pursuant to the transition services agreement, we and New APP will continue to provide to one another various services on an interim, transitional basis for periods up to 24 months, depending on the particular service. Services that we provide to New APP include legal services (e.g., assistance with SEC filings, labor and employment matters, and litigation support), financial services and corporate development. Services that New APP provides to us include information technology support, tax services, legal services, accounts payable services, internal audit services, accounts receivable services, general accounting related assistance, corporate insurance and franchise tax services, human resources, customer operations, sales and marketing support, corporate purchasing and facility services and regulatory support (including assistance with state and federal license renewals). Payments made under the transition services agreement are based on the providing party’s actual costs of providing a particular service. This agreement will terminate after a period of 24 months, but generally may be terminated earlier by either party as to specific services on certain conditions. For the year ended December 31, 2008, we incurred net transition service income of $0.5 million with New APP.

Manufacturing Agreement

We entered into a manufacturing agreement with New APP, through its wholly-owned subsidiary, New APP LLC, for the manufacture of Abraxane® and certain of our pipeline products by New APP LLC for us, at the Melrose Park and Grand Island manufacturing facilities. Under the terms of the manufacturing agreement, we will perform certain manufacturing activities with respect to Abraxane® or other pipeline products, principally related to the formulation and compounding of the active pharmaceutical ingredients in such products, and New APP LLC will undertake the remainder of the manufacturing processes. As part of the manufacturing services, New APP LLC will also provide us with training related to proper manufacturing practices and other related training, assistance with quality assurance and control and information technology support related to manufacturing operations. With regard to the Melrose Park and Grand Island facilities, New APP LLC is responsible for obtaining and maintaining necessary approvals to manufacture Abraxane® or other pipeline products in compliance with the regulatory requirements applicable as to the jurisdictions in which such products are sold, subject to the right to receive reimbursement from us for the costs of such approvals in certain circumstances. We are responsible for obtaining and maintaining the remainder of the regulatory approvals required to sell and distribute Abraxane® both in the United States and in other jurisdictions and we are responsible for the final release of the product for sale at the completion of the manufacturing process.

In the manufacturing agreement, New APP LLC agreed with us to cap over the term of the agreement the manufacturing growth of Abraxane® and other pipeline products that New APP LLC is required to manufacture under the agreement. Further, in the event of capacity constraints at the Melrose Park or Grand Island facilities, the manufacturing agreement will provide that the available capacity will be prorated between us and New APP LLC according to the parties’ then current use of New APP LLC’s manufacturing capacity. While the manufacturing agreement allows us to override these proration provisions, we may only do so by paying New APP LLC additional fees under the manufacturing agreement. The fee we would be required to pay New APP LLC to override the proration provisions of the manufacturing agreement is equal to the profit lost by New APP LLC as a result of our election to override the proration provisions.

We pay New APP LLC a customary margin on its manufacturing costs. In addition, during each of the first three years of the manufacturing agreement, we pay New APP LLC a facility management fee equal to $3 million. The amount of this fee may be offset to the extent New APP employees are transferred to us based upon the amount of compensation paid to such transferred employees. The term of the manufacturing agreement will end on December 31, 2011, which will be automatically extended for one year if either New APP exercises its right to extend the lease on our Melrose Park manufacturing facility for an additional year or we exercise our right to extend the lease for New APP’s Grand Island manufacturing facility for an additional year. (See “Real Estate Leases” below.)

The manufacturing agreement includes customary confidentiality provisions pursuant to which we and New APP LLC will keep confidential all confidential information of the other party, subject to certain exceptions.

In addition, the manufacturing agreement contains the following indemnification provisions. We will indemnify New APP LLC, its affiliates and its officers, directors and employees and agents (which are referred to as the “APP indemnified parties”) from any damages incurred by or assessed against them resulting from a third-party claim caused by or alleged to be caused by (i) our failure to perform our obligations under the manufacturing agreement, (ii) any product liability claim arising from the negligence, fraud or intentional misconduct of our or any of our affiliates or any product liability claim arising from our manufacturing obligations (or any failure or deficiency in our manufacturing obligations) under the manufacturing agreement, (iii) any claim that the manufacture, use or sale of Abraxane® or our pipeline products infringes a patent or any other proprietary right of a third party, or (iv) any recall, product liability claim or other third-party claim not arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by, the New APP indemnified parties by reason of the $100 million limitation of liability described below. We will also indemnify the New APP indemnified parties for liabilities that they become subject to as a result of their activities under the manufacturing agreement and for which they are not responsible under the terms of the manufacturing agreement. New APP LLC will indemnify us, and our affiliates, and their respective officers, directors, employees and agents from any damages incurred or assessed against them resulting from a third-party claim caused by or alleged to be caused by (i) New APP LLC’s gross negligence, bad faith, intentional misconduct or intentional failure to perform its obligations under the manufacturing agreement, and (ii) any product liability claim arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by, New APP LLC or its affiliates. The New APP indemnified parties will not have any liability for monetary damages to our affiliates or third parties in connection with the manufacturing agreement for damages in excess of $100 million in the aggregate, except to the extent that the damages are the result of (i) one of New APP LLC’s or our executive officers in bad faith affirmatively instructing their employees to intentionally breach New APP LLC’s obligation to manufacture Abraxane® or pipeline products under the manufacturing agreement or (ii) any intentional failure by New APP LLC, in bad faith, to cure any material breach of its obligation to manufacture Abraxane® or pipeline products under the manufacturing agreement following notice of this breach.

For the period ended December 31, 2008, we incurred $3.0 million of facility management fees and incurred fees of $1.7 million for earned margins relating to the manufacture of Abraxane® by New APP for us.

Real Estate Leases

Pursuant to the separation, we own the manufacturing facility located on Ruby Street, Melrose Park, Illinois, and the research and development and the warehouse facility, both located in the same building on N. Cornell Avenue, Melrose Park, Illinois. New APP owns the manufacturing facility located in Grand Island, New York. In connection with the separation, the parties entered into a series of lease agreements to facilitate continued production of their respective pharmaceutical products while a manufacturing transition plan is implemented. Under the terms of the lease agreements, we lease the Ruby Street facility, consisting of approximately 122,000 square feet of office, warehouse and pharmaceutical manufacturing space, to New APP. The initial term of the lease expires on December 31, 2011 and may be renewed at the option of New APP for one additional year if New APP is manufacturing a certain level of its products at the Ruby Street facility in the period prior to the expiration of the lease. During the term of the lease, we will have access to the Ruby Street facility to perform certain elements of the manufacturing processes of Abraxane® and other nab® technology product candidates under the manufacturing agreement as well as, under certain circumstances, to provide contract manufacturing services to third parties. In order to provide sufficient warehouse space to New APP during the term of the Ruby Street lease, we also leased the Cornell Warehouse facility, consisting of approximately 71,000 square feet of warehouse space, to New APP. The initial term of the lease will be until December 31, 2011, and may be renewed at New APP’s option for one additional year if the lease for the Ruby Street manufacturing facility is extended. We also leased the Cornell R&D facility, consisting of approximately 48,000 square feet of research and development space, to New APP. The initial term of the lease will be until December 31, 2010 and may be terminated upon twelve months written notice from and after January 1, 2009. This lease has no option to extend the term of the lease.

We leased a portion of New APP’s Grand Island facility, consisting of approximately 5,700 square feet of pharmaceutical manufacturing space, to allow us to perform our obligations under the manufacturing agreement. The initial term of the lease will be until December 31, 2011, and may be renewed at our option for one additional year if we have not received regulatory approvals from the EMEA to manufacture Abraxane® in at least two facilities (not including the Grand Island facility) by June 30, 2011.

For the period ended December 31, 2008, we had $2.6 million in net rental income relating to these real estate leases.

Other

We entered into employment agreements with David O’Toole and Edward Geehr in 2008. See the discussion of these agreements under “Agreements with Our NEOs” and “Payments upon Termination.” We also employ Edith Lee, the sister-in-law of our executive chairman, as our Senior Director of Administration. We recognized compensation expense in 2008 for her of approximately $200,000, representing her salary and bonus as well as equity compensation related to her employment with Abraxis BioScience and its predecessor, Old Abraxis. Prior to joining Old Abraxis in 2006, she was an employee of ABI where she became a participant in the American BioScience Restricted Unit Plan II as more fully described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be brought before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to our Secretary. To be timely for the 2010 annual meeting, a stockholder’s notice must have been delivered to or mailed and received by our Secretary at our principal executive offices not less than 120 days prior to the one year anniversary from the first date of mailing of these proxy materials, or if the date of the 2010 annual meeting has been changed by more than 30 days from the date of the 2009 Annual Meeting, then the deadline for submitting proposals will be a reasonable time before we begin to print and mail our proxy materials for our 2010 annual meeting. A stockholder’s written notice to the Secretary must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the 2010 annual meeting of stockholders must be received by us at our principal executive offices no later than 120 days prior to the one year anniversary from the first date of mailing of these proxy materials in order to be considered for inclusion in our proxy materials for the 2010 annual meeting of stockholders. In the event, however, that the 2010 annual meeting is held earlier than November 5, 2010, then the deadline shall be a reasonable time before we begin to print and mail our proxy materials for the 2010 annual meeting. Stockholders submitting proposals to be considered for inclusion in the proxy materials for stockholders’ meetings must demonstrate eligibility under SEC Rule 14a-8, and may submit no more than one proposal, which shall not exceed 500 words in length including any accompanying supporting statement, for each stockholder meeting.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of our common stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2008; all Reporting Persons complied with these filing requirements on a timely basis.

Code of Ethics

We have adopted a code of ethics entitled “Abraxis BioScience, Inc. Code of Business Conduct” that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. In addition, all employees, at a vice president level or above, certify compliance with the Code of Business Conduct on an annual basis. Our Code of Business Conduct was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008. Our Code of Business Conduct may also be viewed at our website at http:// www.abraxisbio.com. The information contained on our website is not intended to be, nor shall it be incorporated by reference into, this filing.

The Audit Committee has reviewed and approved policies and procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential and anonymous submission by our employees, of concerns regarding questionable accounting or auditing matters. These procedures are described in our Code of Business Conduct under the heading “Reporting Procedures and Other Inquiries.”

Insider Trading Policy

Our insider trading policy prohibits all employees and certain of their family members from purchasing or selling any type of security, whether the issuer of that security is our company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits employees from engaging in short sales with respect to our securities, purchasing or pledging our stock on margin and entering into derivative or similar transactions (i.e., puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers to be pre-cleared by the general counsel.

Other Matters

Our board of directors knows of no other business that will be presented at the 2009 Annual Meeting. If any other business is properly brought before the 2009 Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by returning the accompanying proxy card in the enclosed envelope.

We have furnished our financial statements to stockholders in our Form 10-K for the year ended December 31, 2008, which accompanies this proxy statement. In addition, we will provide, for a fee, upon written request by any stockholder, copies of exhibits to the Form 10-K. Requests for copies of such exhibits should be addressed to our Corporate Secretary, 11755 Wilshire Boulevard, Suite 2000 Los Angeles, California 90025.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ABRAXIS BIOSCIENCE, INC., 11755 WILSHIRE BOULEVARD, SUITE 2000 LOS ANGELES, CALIFORNIA 90025, WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Patrick Soon-Shiong, M.D.

Executive Chairman

Los Angeles, California

October 30, 2009

CHARTER OF THE AUDIT COMMITTEE

ABRAXIS BIOSCIENCE, INC.

(As of February 25, 2009)

AUTHORITY AND PURPOSE

The Audit Committee of Abraxis BioScience, Inc. (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (the “FINRA”) applicable to NASDAQ listed issuers.

COMMITTEE STRUCTURE AND MEMBERSHIP

The members of the Committee (the “Members” or, individually, each a “Member”) shall be appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three (3) Members, each of which shall be a member of the Board.

The following membership requirements shall also apply:

1.	each Member must be “independent” as defined in NASDAQ Marketplace Rule 4200(a)(15);

2.	each Member must meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”), subject to the exemptions provided in Rule 10A-3(c) under the Act;

3.	each Member must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three (3) years;

4.	each Member must be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement; and

5.	at least one (1) Member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such Member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities .

Notwithstanding subparagraph (1) above, one (1) director who: (a) is not independent as defined in NASDAQ Marketplace Rule 4200(a)(15); (b) meets the criteria set forth in Section 10A(m)(3) under the Act and the rules promulgated thereunder; and (c) is not a current officer or employee of the Corporation or Family Member (as defined in NASDAQ Marketplace Rule 4200(a)(14)) of such an officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Corporation and its stockholders, and the Board discloses, in the Corporation’s next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. A Member appointed under the exception set forth in the preceding sentence must not serve longer than two (2) years and must not serve as chairperson of the Committee.

If a current Member of the Committee ceases to be independent under the requirements of subparagraphs (1) and (2) above for reasons outside the Member’s reasonable control, the affected Member may remain on the Committee until the earlier of the Corporation’s next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with those requirements; provided, however, that when relying on the exception set forth in this sentence the Committee shall cause the Corporation to provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance. Further, if the Committee fails to comply with the requirements set forth in this “Committee Membership” section of the Charter due to one vacancy on the Committee, and the cure period set forth in the preceding sentence is not otherwise being relied upon for another Member, the Corporation will have until the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with the requirements to rectify such non-compliance; provided, however, that if the next annual stockholders meeting occurs no later than 180 days following the event that caused the vacancy, the Corporation will instead have 180 days from such event to regain compliance. When relying on the exception set forth in the preceding sentence the Committee shall cause the Corporation to provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee shall have full access to the Corporation’s books and records and be able to seek any information it requires from employees of the Corporation. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the Corporation’s independent registered public accounting firm. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the Corporation’s independent registered public accounting firm is ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

The Committee is expected to carry out the following responsibilities:

1.	Review and reassess the adequacy of this Charter annually;

2.	With respect to the Corporation’s independent registered public accounting firm:

(a)	Approve the appointment of, subject to stockholder approval, or discharge of the Corporation’s independent registered public accounting firm. The Committee shall pre-approve the scope of and compensation for all auditing services (including the provision of comfort letters) and non-audit services provided by the independent registered public accounting firm to the Corporation, as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence, provided that (i) such approvals are presented to the Committee at a subsequent meeting for approval by the Committee and (ii) all approvals of non-audit services to be performed by the independent registered public accounting firm must be disclosed in the Corporation’s applicable periodic reports.

(b)	Review the independence of the Corporation’s independent registered public accounting firm and discuss all relationships with the Corporation, as disclosed in the written statement provided by the Corporation’s independent registered public accounting firm in accordance with the requirements of Rule 3526 of the Public Company Accounting Oversight Board, as modified or supplemented. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the Corporation’s independent registered public accounting firm.

(c)	Review the performance of the Corporation’s independent registered public accounting firm taking into account the opinions of management and internal auditors.

(d)	Obtain and review, at least annually, a report from the Corporation’s independent registered public accounting firm describing their internal quality control procedures and any material issues raised by their internal quality reviews, peer reviews and PCAOB reviews of the firm, or by any governmental or other inquiry or investigation relating to the audit of the Corporation. The Committee will also review steps taken by the firm to address findings in any of the foregoing reviews.

(e)	Meet with the Corporation’s independent registered public accounting firm prior to its audit to review the planning and staffing of the audit;

(f)	On a regular basis, meet separately with the Corporation’s independent registered public accounting firm to discuss any matters that the Committee or firm believe should be discussed privately.

(g)	Discuss with the Corporation’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

(h)	Oversee the rotation of the lead (or coordinating) audit partner of the Corporation’s independent registered public accounting firm having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five (5) fiscal years.

(i)	Obtain from the Corporation’s independent registered public accounting firm assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

3.	Review with management and the chief audit executive the internal audit charter, periodic work plans and activities, staffing and organizational structure of the internal audit department. On a regular basis, meet separately with the chief internal audit executive to review and discuss the findings of internal audit activities.

4.	Review and discuss with management and the Corporation’s independent registered public accounting firm before release, (i) the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Annual Report on Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K and (ii) the unaudited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Quarterly Reports on Form 10-Q.

5.	If deemed appropriate, recommend to the Board that the Corporation’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year.

6.	In consultation with the Corporation’s independent registered public accounting firm, the internal audit department and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

(a)	The Corporation’s annual financial statements and related notes.

(b)	The independent registered public accounting firm’s audit of the financial statements and their report thereon.

(c)	The independent registered public accounting firm’s reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent registered public accounting firm and management.

(d)	Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent registered public accounting firm in their annual management letter.

(e)	Any difficulties or disputes with management encountered by the Corporation’s independent registered public accounting firm during the course of the audit.

(f)	Review major changes to the Corporation’s auditing and accounting principles and practices as suggested by the Corporation’s independent registered public accounting firm, internal auditors or management

7.	Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the Corporation’s independent registered public accounting firm, the internal audit department, if any, and/or management, to consider and review the following:

(a)	Any significant changes required in the independent registered public accounting firm’s audit plan.

(b)	The adequacy of the Corporation’s system of internal financial controls over financial reporting, disclosure controls and procedures, the integrity of its financial reporting processes, and the adequacy of its risk management programs and policies, including recommendations for improvements in these areas.

(c)	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

(d)	Review the appointment of, and any replacement of, the Corporation’s senior internal auditing executive;

(e)	Review the significant reports to management prepared by the Corporation’s internal auditing department and management’s responses.

(f)	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

8.	Review and address any concerns regarding potentially illegal actions raised by the Corporation’s independent registered public accounting firm pursuant to Section 10(A)(b) of the Act.

9.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

10.	Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

11.	Establish policies for the hiring of employees or former employees of the Corporation’s independent registered public accounting firm, in accordance with the rules and regulations of the Securities & Exchange Commission.

12.	To the extent that it is practical, it is recommended that one or more members of the Committee periodically review and/or discuss, before release, the contents of the Corporation’s earnings releases with management.

13.	To the extent that it is practical, it is recommended that one or members of the Audit Committee meet periodically with or interview the chief financial officer of the Corporation.

14.	Review, consider and approve (or reject), or recommend to the Board or any other committee of the Board, approval (or rejection) of any related party transaction (if such transactions are not approved by another independent body of the Board or the Board itself).

15.	Review and discuss with management and the Corporation’s independent registered public accounting firm the process and status of activities relating to the Corporation’s compliance with Section 404 of the Sarbanes Oxley Act of 2002.

16.	Provide oversight and review of the Corporation’s asset management policies, including an annual review of the Corporation’s investment policies and performance for cash and short-term investments.

17.	Take any other actions that the Committee deems necessary or proper to fulfill the purposes and intent of this Charter.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Corporation and on other information presented to the Committee, Board or Corporation by its officers or employees or by outside experts and advisers such as the Corporation’s independent registered public accounting firm.

STRUCTURE & MEETINGS

The Committee shall conduct its business and meetings in accordance with this Charter, the Corporation’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than quarterly each year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Corporation’s bylaws. A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee may meet with any person or entity in executive session as desired by the Committee. The Committee shall meet with the Corporation’s independent registered public accounting firm, at such times as the Committee deems appropriate, to review the independent registered public accounting firm’s examination and management report.

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing or via electronic transmission and the same are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

MINUTES

The Committee shall maintain written minutes of its meetings in paper or electronic form, which minutes shall be filed with the minutes of the meetings of the Board.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ABRAXIS BIOSCIENCE, INC.

ANNUAL MEETING OF STOCKHOLDERS

December 10, 2009

The undersigned hereby appoints Patrick Soon-Shiong, Leon O. Moulder, Jr. and Richard Rodgers or any of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of common stock of Abraxis BioScience, Inc. that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 10 a.m., Pacific Standard Time on December 10, 2009 at the Fairmont Miramar located at 101 Wilshire Blvd, Santa Monica, California, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

i Please Detach and Mail in the Envelope Provided i

A	☒	Please mark your votes as indicated in this example.

		FOR ALL NOMINEES	WITHHOLD ALL NOMINEES

1.	Election of Directors. The Board of Directors recommends a vote for election of the nominees listed at right:	☐	☐	Nominees: (1) Patrick Soon-Shiong, M.D. (2) Kirk K. Calhoun (3) Stephen D. Nimer, M.D. (4) Leonard Shapiro (5) David S. Chen, Ph.D. (6) Leon O. Moulder, Jr.

WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW. USE NUMBER ONLY

				FOR	AGAINST	ABSTAIN

2.

Ratification of Appointment of Independent

Registered Public Accounting Firm. To ratify the

selection of Ernst & Young LLP as the independent

registered public accounting firm of the Company for

the fiscal year ending December 31, 2009.

				☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S)                                                                                                                                         DATE:                         , 2009

NOTE:	Please sign as or on behalf of the stockholder whose name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.